Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No.333-233279 on Form N-2 of our report dated February 26, 2019, relating to the financial statements and financial highlights of BlackRock Utilities, Infrastructure & Power Opportunities Trust (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2018, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 4, 2019